Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

2525 Ridgmar Boulevard, Suite 100

Fort Worth, Texas 76116

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, November 18, 2011 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $6,299,905.99 or $0.135166 per unit, based principally upon production during the month of September 2011. The distribution is payable December 14, 2011, to unit holders of record as of November 30, 2011.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,734,808 Mcf (2,989,424 MMBtu). Dividing revenues by production volume yielded an average gas price for September 2011 of $4.84 per Mcf ($4.43 per MMBtu) as compared to $5.17 per Mcf ($4.69 per MMBtu) for August 2011. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,321,843. Lease operating expenses were $2,549,258 and taxes were $1,290,177.

Contact:	San Juan Basin Royalty Trust Compass Bank Lee Ann Anderson, Vice President & Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936 Website: www.sjbrt.com e-mail: sjt@compassbank.com